Exhibit 5.1 & 23.2

H. DELBERT WELKER

Willowcreek Plaza

Attorney at Law

8160 Highland Drive, Suite 111

Sandy, UT 84093

Telephone: (801) 438-1099

Fax: (801) 733-4007

May 18, 2007

Board of Directors

DECHAN, INC.

8100 Wes Sahara Avenue, #200

Las Vegas, NV  89111

RE: Registration Statement on Form SB-2 for Dechan, Inc. a Nevada Corporation

Dear Ladies and Gentlemen;

You have asked me to render an opinion as to the tradeability of certain shares of Dechan, Inc. (hereinafter referred as the “Company”).  Said shares consist of 500,000 shares held by existing shareholders of the Company that will be sold pursuant to registration on Form SB-2.

This opinion is governed by, and shall be Interpreted in accordance with the Legal Opinion Accord ( the Accord) of the ABA Section of Business Law (1991), as amended.  As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith.  The law covered by the opinions expressed herein is limited to the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.

I have examined such corporate records and other documents, and consideration such questions of law as I have deemed necessary or appropriate for purposes of rendering this opinion.  I am familiar with the constituent corporate documents of the Company and transfer records which reflect a total issued and outstanding balance of shares of common stock of the Company as of May 15, 2007.  It is with respect to these shares and the foregoing date that the following analysis and opinion is addressed.  This opinion is based upon the facts stated herein.

In all such examinations of documents, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or include therein by the Company, and I express no opinion thereon.  As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing, I am of the opinion that the shares have been duly and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus part of the Registration Statement.

Sincerely,

/s/ H. Delbert Welker

H. Delbert Welker

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